Exhibit 99.(n)

SENTINEL GROUP FUNDS, INC.

AMENDED AND RESTATED RULE 18f-3 PLAN

[December 23, 2014]

Rule 18f-3 under the Investment Company Act of 1940 (the “Investment Company Act”) permits mutual funds to issue multiple classes of shares.  Under Rule 18f-3(d), each mutual fund that seeks to rely upon Rule 18f-3 is required to (i) create a plan (the “Plan”) setting forth the differences among each class of shares, (ii) receive the approval of a majority of the Board of Directors of the fund (including a majority of the non-interested directors) that the Plan, including the expense allocation between each class of shares, is in the best interests of each class individually and the fund as a whole, and (iii) file a copy of the Plan with the Securities and Exchange Commission (the “Commission”) as an exhibit to the fund’s registration statement.  The following Plan describes the differences among the classes of shares for certain (each a “Fund,” and collectively, the “Funds”) series of Sentinel Group Funds, Inc. (the “Company”) as set forth in Appendix A hereto.

Each Fund is advised by Sentinel Asset Management, Inc. (the “Advisor”) and offers shares as follows:

Class A Shares	Class C Shares	Class I Shares	Class S Shares	Class R3	Class R6

Balanced

[Capital Growth]

Common Stock

Government Securities

[Growth Leaders]

International Equity

Mid Cap

Multi-Asset Income

Low Duration Bond

Sustainable Core Opportunities

Sustainable Mid Cap Opportunities

Small Company

Total Return Bond

Unconstrained Bond

Balanced [Capital Growth] Common Stock Government Securities [Growth Leaders] International Equity Mid Cap Multi-Asset Income Small Company Total Return Bond Unconstrained Bond

Balanced

[Capital Growth]

Common Stock

Georgia Municipal Bond

Government Securities

[Growth Leaders]

International Equity

Mid Cap

Multi-Asset Income

Low Duration Bond

Sustainable Core Opportunities

Sustainable Mid Cap Opportunities

Small Company

Total Return Bond

Unconstrained Bond

			Low Duration Bond	Small Company	Common Stock Small Company Total Return Bond

The shares of each class of each Fund may be purchased at a price equal to the next determined net asset value per share subject to the sales charges and ongoing fee arrangements described below.  Class A shares are sold to investors choosing the initial sales charge alternative.  Class C shares are sold to investors choosing the deferred sales charge alternative.  Class I, Class R3, Class R6 and Class S shares are sold without a sales charge.  Initial sales charges, contingent deferred sales charges (“CDSCs”), fees (“Rule 12b-1 fees”) payable under the Company’s distribution plans pursuant to Rule 12b-1 under the Investment Company Act (each a “Rule 12b-1 Plan”), conversion periods and rights of accumulation for each of the Funds are as set forth in the current prospectus and statement of additional information for the Company.

Each Class A, Class C, Class I, Class R3, Class R6 and Class S share of a Fund represents an identical interest in the investment portfolio of the Fund and has the same rights, except that (1) Class C and Class S shares bear the expenses of higher ongoing Rule 12b-1 fees than Class A shares and (2) Class C shares bear the expenses of the additional incremental transfer agency costs resulting from the additional recordkeeping required by the deferred sales charge arrangement.  Each class of shares has exclusive voting rights with respect to the Rule 12b-1 Plan applicable to that class.  The Rule 12b-1 fees that are imposed on the Class A, Class C and Class S shares of a Fund and the deferred sales charges that are imposed on the Class C shares of that Fund are imposed directly against that class and not against all assets of the Fund and, accordingly, such charges will not affect the net asset value of any other class or have any impact on investors choosing another sales charge option.  Dividends paid by a Fund for each class of shares will be calculated in the same manner at the same time and will differ only to the extent that expenses relating to a particular class are borne exclusively by that class.

Class A:                                                   Class A shares incur an initial sales charge when they are purchased and bear ongoing Rule 12b-1 fees.  Class A shares will be issued upon reinvestment of dividends of outstanding Class A shares.

Class A investors may qualify for reduced initial sales charges through the purchase of all classes of shares of Sentinel Funds, taken together, as set forth in Appendix B hereto.  In cases in which no initial sales charge is imposed, a CDSC of up to 1% will be imposed on redemptions of Class A shares within twelve (12) months of purchase as described in Appendix B hereto.  Class A investors may also be eligible to purchase load-waived shares as described in the current prospectus and/or statement of additional information.

Class C:                                                  Class C shares are sold on a contingent deferred sales charge basis.  Class C shares do not incur a sales charge when they are purchased, but they are subject to ongoing Rule 12b-1 fees that are higher than the Rule 12b-1 fees imposed on Class A shares and a CDSC for only one year.  Class C shares have no conversion feature.  Class C investors may be eligible for a waiver of a CDSC as described in the current prospectus and/or statement of additional information.

Class I:                                                       Class I shares do not incur an initial sales charge, nor are they subject to a deferred sales charge.  Class I shares never convert to Class A shares.  Class I shares are available only to eligible investors as described in the Funds’ current prospectus and/or statement of additional information.

Class R3:                                            Class R3 shares do not incur an initial sales charge, nor are they subject to a deferred sales charge.  Class R3 shares never convert to Class A shares.  Class R3 shares are available only to eligible investors as described in the Funds’ current prospectus and/or statement of additional information.

Class R6:                                            Class R6 shares do not incur an initial sales charge, nor are they subject to a deferred sales charge.  Class R6 shares never convert to Class A shares.  Class R6 shares are available only to eligible investors as described in the Funds’ current prospectus and/or statement of additional information.

Class S:                                                    Class S shares do not incur an initial sales charge, nor are they subject to a deferred sales charge.  Class S shares are subject to higher Rule 12b-1 fees than

Class A shares for the entire holding period of the investment.  Class S shares never convert to Class A shares.

Exchange Privilege.  Holders of Class A, Class C, Class R3, Class R6 and Class I shares of a Fund have an exchange privilege with the same class of other Funds, if offered.  Class C shareholders may exchange such shares for Class A shares of the Low Duration Bond Fund.  The time during which the assets are in Class A shares of the Low Duration Bond Fund will count toward the time that must elapse before shares are eligible for Class A shares of other Funds and toward the time that results in a reduced CDSC.  Class A shares of the Low Duration Bond Fund held as a result of an exchange from Class C shares of another Fund may be exchanged back to available Class C shares of another Fund.

There is currently no limitation on the number of times a shareholder may exercise the exchange privilege, but transactions may be subject to an excessive or short term trading fee as described in the current prospectus and/or statement of additional information.  The exchange privilege may be modified or terminated in accordance with the rules of the Commission.  Holders of Class S shares also have an exchange privilege with Class A shares of each of the other Funds, except the Low Duration Bond Fund.  Initial purchases of the Class S shares must remain in the account for 90 days before they are eligible for an exchange.  Purchases of less than $500,000 of Class A shares of the Government Securities and Total Return Bond Funds and purchases of less than $1 million of Class A shares of the Low Duration Bond Fund must remain in the account for 90 days before they are eligible for an exchange.  Under certain circumstances, holders of Class A shares and Class C shares may exchange into Class I shares of the same Fund as described in the current prospectus and/or statement of additional information.

Shares of a Fund are exchangeable on the basis of relative net asset value per share without the payment of any CDSC that might otherwise be due upon redemption of the shares of such Fund.  For purposes of computing the CDSC that may be payable upon a disposition of the shares acquired in the exchange, the holding period for the previously owned shares of a Fund is “tacked” to the holding period of the newly acquired shares of the second Fund.

Right of Accumulation.  The right of accumulation for each class of shares for each of the Funds is as set forth in the current prospectus and/or statement of additional information for the Company.

Allocation of Income, Gains, Losses and Expenses.  Allocation of income, gains and losses of each Fund shall be allocated pro rata according to the net assets of each class.  Allocation of expenses not allocated to a specific class of each Fund shall be allocated according to the net assets or number of shareholder accounts, each on a pro rata basis, of each class.

Amending Rule 12b-1 Plans.  No Fund will implement any amendment to the Company’s Class A, Class C, Class R3 or Class S Rule 12b-1 Plan that would materially increase the amount that may be borne by the applicable class of shares unless the holders of such class of shares, voting separately as a class, approve the amendment.

Appendix A

Series participating in the Rule 18f-3 Plan

of

Sentinel Group Funds, Inc.

Sentinel Balanced Fund

[Sentinel Capital Growth Fund]

Sentinel Common Stock Fund

Sentinel Georgia Municipal Bond Fund

Sentinel Government Securities Fund

[Sentinel Growth Leaders Fund]

Sentinel International Equity Fund

Sentinel Mid Cap Fund

Sentinel Multi-Asset Income Fund

Sentinel Low Duration Bond Fund

Sentinel Small Company Fund

Sentinel Sustainable Core Opportunities Fund

Sentinel Sustainable Mid Cap Opportunities Fund

Sentinel Total Return Bond Fund

Sentinel Unconstrained Bond Fund

Appendix B

Reduced Initial Sales Charge for Class A Shares

Balanced, [Capital Growth], Common Stock, [Growth Leaders], International Equity, Mid Cap, Multi-Asset Income Fund, Small Company, Sustainable Core Opportunities and Sustainable Mid Cap Opportunities Funds:

	Sales charge as a percentage of:		Dealer
Invested Assets	Offering Price	Net Amount Invested	Reallowance
$0 to $24,999	5.00%	5.26%	4.50%
$25,000 to $49,999	4.50%	4.71%	4.25%
$50,000 to $99,999	4.00%	4.17%	3.75%
$100,000 to $249,999	3.00%	3.10%	2.75%
$250,000 to $999,999	2.00%	2.04%	1.75%
$1,000,000 and over	0.00%	0.00%	0 (1)

(1)    Distributor may pay the following compensation to securities dealers who initiate purchases of Class A shares of $1 million or more.  However, if shares are redeemed prior to 12 months after the date of purchase, they will be subject to a CDSC of 1% unless a CDSC waiver applies.

Invested Assets (based on ROA)	Compensation
for the portion up to and including $2 million	1.00%
for the portion of the order exceeding $2 million up to and including $4 million	0.70%
for the portion exceeding $4 million	0.50%

Government Securities, Total Return Bond and Unconstrained Bond Funds:

	Sales charge as a percentage of:		Dealer
Invested Assets	Offering Price	Net Amount Invested	Reallowance
$0 to $99,999	2.25%	2.30%	2.00%
$100,000 to $249,999	1.75%	1.78%	1.50%
$250,000 to $499,999	1.25%	1.27%	1.00%
$500,000 and over	0.00%	0.00%	0 (2)

(2)    Distributor may pay the following commission to securities dealers who initiate purchases of Class A shares of $500,000 or more.  However, if shares are redeemed prior to 12 months after the date of purchase, they will be subject to a CDSC of .50% unless a CDSC waiver applies.

Invested Assets (based on ROA)	Compensation
for the portion up to and including $2.5 million	0.50%
for the portion of the order exceeding $2.5 million up to and including $15 million	0.25%
for the portion exceeding $15 million	0.15%

Low Duration Bond Fund:

	Sales charge as a percentage of:		Dealer
Invested Assets	Offering Price	Net Amount Invested	Reallowance
$0 to $999,999	1.00%	1.01%	.75%
$1,000,000 and over	0.00%	0.00%	0	(3)

(3)    Distributor may pay the following commission to securities dealers who initiate purchases of Class A shares of $1 million or more.  However, if shares are redeemed prior to 12 months after the date of purchase, they will be subject to a CDSC of .50% unless a CDSC waiver applies.

Invested Assets (based on ROA)	Compensation
for the portion up to and including $2 million	0.50%
for the portion of the order exceeding $2 million up to and including $4 million	0.35%
for the portion of the order exceeding $4 million	0.25%

Due to rounding, the initial sales charge expressed as a percentage of the offering price may be higher or lower than the charges described above. No initial sales charge applies to Class A shares that you purchase through reinvestment of Fund dividends or capital gains.

For complete redemptions, the CDSC is imposed on the lower of the original cost or the current net asset value of the shares redeemed.  For partial redemptions, any CDSC is imposed on the original cost of the shares redeemed, regardless of current market value.  In determining whether a CDSC is payable, a Fund will first redeem shares not subject to any sales charge.

Other waivers of the initial sales charge and CDSC for Class A shares are described in the Funds’ current prospectus and/or statement of additional information.

Class C Shares

Sale Size	Year	CDSC
All	1	1.0%

Class I, Class R3, Class R6 and Class S shares are not subject to any CDSC.

CDSCs may be waived as described in the Funds’ current prospectus and/or statement of additional information.